Filed Pursuant to Rule 424(b)(5)
Registration No. 333-173281

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	6,325,000	$53.00	$335,225,000	$38,920

(1)	Assumes exercise in full of the underwriters’ option to purchase up to 825,000 additional shares of common stock.
(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 4, 2011)

Catalyst Health Solutions, Inc.

5,500,000 Shares of Common Stock

We are offering 4,500,000 shares of our common stock. In addition, Principal Holding Company, LLC, a subsidiary of Principal Financial Group, Inc. (the “Selling Stockholder”), is offering 1,000,000 shares of our common stock. We will not receive any proceeds from the sale of shares of our common stock by the Selling Stockholder.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CHSI”. The last reported price of the common stock on April 7, 2011 was $53.90 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per Share	Total
Public offering price	$53.00	$291,500,000
Underwriting discount	$2.385	$13,117,500
Proceeds, before expenses, to us	$50.615	$227,767,500
Proceeds, before expenses, to the Selling Stockholder	$50.615	$50,615,000

The underwriters have an option to purchase within 30 days from the date of this prospectus supplement up to an additional 825,000 shares of our common stock from the Selling Stockholder at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on or about April 13, 2011.

Joint Book-Running Managers

Goldman, Sachs & Co.	Citi

Joint Lead Managers

SunTrust Robinson Humphrey	Wells Fargo Securities

Prospectus Supplement dated April 7, 2011.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

We have not authorized anyone to provide any information or to make any representations about our common stock or any offers by the Selling Stockholder other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front covers of those documents. You should assume that the information incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date the respective information was filed with the Securities and Exchange Commission (the “SEC”). Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement is part of a registration statement we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Stockholder are offering to sell our common stock, using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein provides you with a general description of the common stock we or the Selling Stockholder may offer. This prospectus supplement and any pricing supplement may add to, update or change the information contained in the accompanying prospectus. Please carefully read this prospectus supplement, the accompanying prospectus and any applicable pricing supplement, in addition to the information described under the heading “Where You Can Find More Information.”

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits that are a part of the registration statement.

All references to “Catalyst Health Solutions, Inc.,” “Catalyst” and the “Company” in this prospectus refer to Catalyst Health Solutions, Inc. and its consolidated subsidiaries, unless, in each case, the context clearly indicates otherwise.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement certain information that we have filed with the SEC. The information that we incorporate by reference into this prospectus supplement is an important part of this prospectus supplement. This also means that we can disclose important information to you by referring you to those documents. Any statement in a document we incorporate by reference into this prospectus supplement will be considered to be modified or superseded to the extent a statement contained in this prospectus supplement or any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes that statement. The modified or superseded statement will not be considered to be part of this prospectus supplement, except as modified or superseded.

We incorporate by reference the information contained in the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 25, 2011;

•	our Current Report on Form 8-K, filed with the SEC on March 14, 2011;

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•	our Current Report on Form 8-K, filed with the SEC on April 4, 2011; and

•	our Registration Statement on Form 8-A, filed with the SEC on December 10, 1999.

We also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until the termination of the offering; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or corresponding information furnished under item 9.01 or included as an exhibit, unless otherwise indicated.

You may request a copy of any filings referred to above (excluding exhibits not specifically incorporated by reference into the filing), at no cost, by contacting us in writing or by telephone (301-548-2900) at the following address: Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850, Attn: Corporate Secretary.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement may contain certain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.

The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. These forward-looking statements may include statements addressing our operations and our financial performance. Readers are cautioned not to place undue reliance on these forward-looking statements, which, among other things, speak only as of their dates. These forward-looking statements are based largely on our current expectations and are based on a number of risks and uncertainties, including, without limitation, (i) general adverse economic conditions; (ii) changes in governmental laws and regulations; (iii) our ability to compete effectively in the pharmacy benefit management industry; (iv) our relationships with key clients, pharmacy network affiliations and various pharmaceutical manufacturers and rebate intermediaries; (v) changes in industry pricing benchmarks; (vi) uncertainties relating to the transition and integration of completed and future acquisitions and/or expansion; (vii) our expectation for consummation of pending acquisitions and the realization of associated benefits of recent and pending acquisitions; (viii) our current level of indebtedness and any future indebtedness we may incur; (ix) disruption in our operations; (x) unanticipated changes in our ability to execute our growth strategy; (xi) insufficient insurance coverage to cover costs associated with litigation; (xii) the risk that audited historical financial information for Walgreens Health Initiatives, Inc. (“WHI”) differs materially from the historical financial information for WHI provided herein; (xiii) the risk that we are not able to achieve the financial performance or cost savings from the WHI acquisition contemplated by management and (xiv) those risks identified in this prospectus supplement and the accompanying prospectus under the heading “Risk Factors,” and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Our actual results may vary materially from those anticipated in such forward-looking statements as a result of many factors, and there are no guarantees with respect to our performance. We undertake no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this prospectus supplement. Readers are urged to carefully review and consider the various disclosures made in this prospectus supplement and the accompanying prospectus and in our other filings with the SEC that attempt to advise interested parties of the risks and factors that may affect our business.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. We urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the consolidated financial statements and notes to those financial statements. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and “Risk Factors” and “Special Note Regarding Forward Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2010 and our subsequently filed Exchange Act reports for more information about important risks that you should consider before investing in our common stock.

Catalyst Health Solutions, Inc.

We are a full-service pharmacy benefit management, or PBM, company. We operate primarily under the brand name Catalyst Rx. We are built on strong, innovative principles in the management of prescription drug benefits and our client-centered philosophy contributes to our industry-leading customer service and client retention rates. Our clients include self-insured employers, including state and local governments; managed care organizations; unions; third-party administrators; hospices; and individuals who contract with us to administer the prescription drug component of their overall health benefit programs.

We provide our clients access to a contracted, non-exclusive national network of approximately 63,000 pharmacies. Our primary business is to provide our clients and their members with timely and accurate benefit adjudication, while controlling pharmacy spending trends through customized plan designs, clinical programs, physician orientation programs, and member education. We use an electronic point-of-sale system of eligibility verification and plan design information and offer access to rebate arrangements for certain branded pharmaceuticals. When a member of one of our clients presents a prescription or health plan identification card to a retail pharmacist in our network, the system provides the pharmacist with access to online information regarding eligibility, patient history, health plan formulary listings, and contractual reimbursement rates. The member generally pays a co-payment to the retail pharmacy and the pharmacist fills the prescription. We electronically aggregate pharmacy benefit claims, which include prescription costs plus our claims processing fees for consolidated billing and payment. We receive payments from clients, including applicable claims processing fees, and make payments of amounts owed to the retail pharmacies pursuant to our negotiated rates. Total claims processed increased to 70.2 million in 2010 from 56.2 million in 2009. Our revenue increased by approximately 30% to $3.8 billion in 2010 from $2.9 billion in 2009.

Pharmacy benefit claim payments from our clients are recorded as revenue, and prescription costs to be paid to pharmacies are recorded as direct expenses. Under our network contracts, we generally have an independent obligation to pay pharmacies for the drugs dispensed and, accordingly, have assumed that risk independent of our clients. When we administer pharmacy reimbursement contracts and do not assume a credit risk, we record only our administrative or processing fees as revenue. Rebates earned under arrangements with manufacturers or third party intermediaries are predominately recorded as a reduction of direct expenses. The portion of manufacturer or third party intermediary rebates due to clients is recorded as a reduction of revenue.

We were incorporated in Delaware in 1999. Our principal executive offices are located at 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850. Our telephone number is 301-548-2900. Our

Web site is www.chsi.com. The information on and contents of our Web site are not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Recent Developments

Pending Acquisition of Walgreens Health Initiatives, Inc.

On March 9, 2011, we announced that we entered into a definitive agreement with Walgreen Co. (“Walgreens”) to acquire Walgreens’ PBM subsidiary, Walgreens Health Initiatives, Inc. (“WHI”), for aggregate consideration of $525 million in cash (the “Acquisition”). The purchase price may be decreased, both before and after the closing, based on certain indebtedness of WHI and may be increased or decreased after the closing based on the net working capital of WHI.

WHI is a full service PBM providing comprehensive pharmacy benefit management services to employer groups, health plans, individual consumers and Medicare clients nationwide. We believe that the Acquisition will add significant volume, which will improve our purchasing economics and benefit us, our clients and their members. In 2010, WHI processed approximately 88 million prescriptions and covered approximately 11 million lives. Through this Acquisition, we believe we will also gain key strategic assets, including advanced clinical applications and service offerings, enhanced informatics and reporting technologies, complementary operating capabilities, including a leading Medicare Part D platform, and a capable and experienced management team. We believe these strategic assets will improve our competitive position, enable us to attract and win new customers and open up additional market opportunities through new services offerings. At the closing of the Acquisition, we will also enter into a 10-year contract with Walgreens to provide PBM services for Walgreens’ 244,000 employees and retirees, as well as a 10-year agreement to administer the Walgreens Prescription Savings Club, which has approximately 2.4 million members. We expect to integrate the Acquisition within approximately 18 months. Once fully integrated, we expect the Acquisition to generate incremental EBITDA of $75 million per year. The Acquisition is expected to be neutral to modestly accretive to our 2011 earnings, excluding transaction and transition expenses.

Audited historical financial information for WHI is not currently available. We plan to file separate WHI financial statements and pro forma Catalyst financial information giving effect to the Acquisition in a Current Report on Form 8-K within the prescribed time period following consummation of the Acquisition, as required by SEC rules. WHI’s historical revenue is primarily presented on a basis net of pharmacy reimbursement costs. Catalyst’s PBM contracts have historically resulted in revenue being reported on a gross basis in accordance with Accounting Standards Codification (“ASC”) 605-45. We are currently evaluating the appropriate revenue presentation on a prospective basis of the WHI PBM contracts in light of Catalyst’s operating practices. When this evaluation is completed, there may be revenue derived from certain WHI PBM customer contracts that we intend to present on a gross basis which means that we may present a materially higher revenue contribution from such contracts going forward, although this would have no impact on client-level or overall gross profit. Based on Walgreens’ revenue recognition policies, WHI had revenue for the year ended August 31, 2010 of between $87 million and $97 million. The foregoing preliminary estimates are unaudited and are based on data provided to us by Walgreens management. We cannot assure you that these preliminary numbers are accurate. In addition, the historical operating margins of WHI are materially lower than Catalyst’s operating margins. We believe, however, that it is likely that WHI’s historical results reflect corporate allocations and a cost structure that is not indicative of how we intend to ultimately manage the business.

The financial estimates mentioned in the preceding paragraphs are based on our analysis of historical contracts and data provided by Walgreens management, assumptions regarding operating expenses and anticipated contract attrition. We cannot assure you that these estimates will not change and that any changes would not be material.

Catalyst and Walgreens have agreed to make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, with respect to the Acquisition which is expected to provide tax savings over a 15 year period, assuming we generate sufficient taxable income in the future. We estimate the net present value of these savings to us over this period to be between $90 and $110 million, assuming a 9% to 11% discount rate and a 38% to 40% tax rate, assuming we generate sufficient taxable income in the future.

The Acquisition is subject to a number of customary closing conditions and other regulatory approvals that we expect will occur in the second quarter of 2011. We cannot assure you, however, that the Acquisition will close on a timely basis or at all. This offering is not conditioned upon closing of the Acquisition, and the Acquisition is not conditioned upon this offering or any other financing conditions.

The preliminary WHI and estimated financial data included in this Prospectus Supplement has been derived by and is the responsibility of Catalyst’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary WHI and estimated financial data. Further, to the extent the preliminary and estimated financial data relates solely to WHI historical financial periods, PricewaterhouseCoopers LLP may never perform any procedures with respect thereto. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

For a more detailed description of the Acquisition, see “Planned Acquisition of Walgreens Health Initiatives, Inc.”

Acquisition Financing. In connection with and in contemplation of the Acquisition, we have obtained a financing commitment letter from Goldman Sachs Lending Partners LLC, Citigroup Global Markets Inc., SunTrust Bank and Wells Fargo Bank, N.A. to provide financing for a replacement credit facility comprised of (A) a $500,000,000 senior secured term loan facility and (B) a $200,000,000 senior secured revolving credit facility (collectively, the “Backstop Credit Facility”) which would replace our existing credit facility. The Backstop Credit Facility will be used as a backstop in the event that alternative forms of financing, including proceeds from this offering, are not available in sufficient amounts at or prior to such times when we are required to fund the purchase price for the Acquisition.

The Backstop Credit Facility is subject to (i) the satisfactory negotiation, execution and delivery of definitive loan documents, (ii) the consummation of the Acquisition, (iii) no material adverse change with respect to WHI and Walgreens Health Initiatives-IPA, Inc., taken as a whole, (iv) the payment of certain fees, costs and expenses and (v) compliance with other customary closing conditions, representations and warranties for facilities of this type. We expect that the Backstop Credit Facility would have substantially similar terms to our existing credit facility.

We do not currently intend to draw under the Backstop Credit Facility. Assuming consummation of this offering, we plan to finance the Acquisition through a combination of this offering, amounts available under our existing credit facility and available cash. Our current expectations regarding the financing of the Acquisition are set forth in the “Sources and Uses” table and “Use of Proceeds.” In addition, in connection with the Acquisition, we are currently in the process of amending our existing credit facility to increase available funds from $200 million to $300 million.

The Offering

Issuer	Catalyst Health Solutions, Inc.

Securities Offered by the Company	4,500,000 shares of common stock.

Securities Offered by the Selling Stockholder	1,000,000 shares of common stock.

Initial Offering Price	$53.00 for each share of common stock.

Option to Purchase Additional Common Stock	The underwriters have an option to purchase within 30 days from the date of this prospectus supplement up to an additional 825,000 shares of our common stock from the Selling Stockholder at the public offering price, less the underwriting discount.

Shares Outstanding	We have 100,000,000 authorized shares of common stock, par value $0.01 per share and 5,000,000 authorized shares of preferred stock, par value $0.01 per share. As of March 31, 2011, we had 44,774,660 shares of common stock outstanding. After giving effect to this transaction, we will have 49,274,660 shares of common stock outstanding.

Use of Proceeds	We estimate that our net proceeds from this offering will be approximately $227 million (based on an offering price to the public of $53.00 per share of common stock), after deducting the estimated underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the common stock to fund a portion of the purchase price for the planned Acquisition. If the Acquisition is not completed, we will use the net proceeds from this offering for general corporate purposes, and we will have broad discretion in allocating the net proceeds from this offering. See “Use of Proceeds.” We will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholder in this offering.

Listing	Our common stock is listed on the NASDAQ Global Select Market under the symbol “CHSI.”

Dividend Policy	We have never paid a dividend on our common stock and have no present intention on commencing the payment of cash dividends. It is possible that the Board of Directors could determine in the future, based on our financial and other relevant circumstances at that time, to pay dividends.

Risk Factors	You should carefully consider the information set forth under “Risk Factors” in this prospectus supplement, as well as the other information included in or incorporated by reference in this prospectus supplement before deciding whether to invest in our common stock.

Unless otherwise stated, the number of shares of our common stock to be outstanding after this offering excludes:

•	2,513,966 shares of common stock reserved for issuance upon exercise of outstanding equity awards or for future issuance under our equity incentive plans; and

•	316,206 shares of treasury stock held as of March 31, 2011.

In addition, unless otherwise stated, all information contained in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of common stock.

SUMMARY HISTORICAL FINANCIAL DATA

The following summary historical financial data are derived from our consolidated financial statements and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference into this prospectus supplement.

	For the Years Ended December 31,
	2010 (1)	2009 (2)	2008 (3)
	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$3,764,092	$2,894,380	$2,543,379

Direct expenses	3,529,843	2,708,616	2,400,125
Selling, general and administrative	101,745	81,036	67,822

Total operating expenses	3,631,588	2,789,652	2,467,947

Operating income	132,504	104,728	75,432
Interest and other income	937	782	4,542
Interest expense	(3,027)	(560)	(311)

Income before income taxes	130,414	104,950	79,663
Income tax expense	49,457	39,785	29,269

Net income	$80,957	$65,165	$50,394

Net income per share, basic	$1.85	$1.51	$1.18
Net income per share, diluted	$1.82	$1.48	$1.16
Weighted average shares of common stock outstanding, basic	43,855	43,128	42,527
Weighted average shares of common stock outstanding, diluted	44,536	43,942	43,588

Balance Sheet Data (as of December 31):
Cash, cash equivalents and short-term investments	$157,843	$152,055	$54,979
Total assets	1,142,036	832,921	701,637
Debt:
Current maturities of long-term debt	7,500	—	—
Long-term debt	140,625	—	—
Total liabilities	603,913	391,924	337,708
Total stockholders’ equity	538,123	440,997	363,929

(1)	Includes the acquisitions of FutureScripts, LLC and FutureScripts Secure LLC (collectively, “FutureScripts”) effective September 13, 2010.
(2)	Effective January 1, 2009, we adopted (a) the Financial Accounting Standards Board’s, or (“FASB”), revised authoritative guidance for business combinations and (b) the FASB’s authoritative guidance for fair value measurements for non-financial assets and liabilities that are measured at fair value on a non-recurring basis.
(3)	Effective January 1, 2008, we adopted the FASB’s authoritative guidance for fair value measurements, with the exception of the application of the statement to non-recurring non-financial assets and non-financial liabilities.

RISK FACTORS

Our business faces significant risks. Before you invest in our common stock, you should carefully consider all of the information included or incorporated by reference in this prospectus supplement and in the accompanying prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. See “Where You Can Find More Information.” In addition, you should carefully consider the following risks in addition to the risks and uncertainties described in our reports to the SEC incorporated by reference into this prospectus supplement and the accompanying prospectus as the same may be updated from time to time.

Our future operating results and cash flows may differ materially from the results described in the accompanying prospectus and the documents incorporated by reference due to risks and uncertainties related to our business, including those discussed below. In addition, these risk factors represent risks and uncertainties that could cause actual results to differ materially from those implied by forward-looking statements contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference.

Risks Related to the Acquisition

Failure to complete the Acquisition could negatively impact our stock price and our future business and financial results.

The successful consummation of the Acquisition is subject to certain conditions, including, among others:

•	the absence of certain legal impediments;

•	the accuracy of the representations and warranties and compliance with the respective covenants of the parties, subject to certain materiality qualifiers;

•	the execution of any necessary ancillary agreements; and

•	the receipt of necessary government approvals, subject to certain limitations.

If the Acquisition is not completed for any reason, our stock price and our future business and financial results may be adversely affected. Matters relating to the Acquisition (including integration planning) have required substantial commitments of time and resources by our management, which could otherwise have been devoted to other opportunities that may have been beneficial to us. In addition, we will be required to pay certain expenses incurred to date relating to the Acquisition, whether or not the Acquisition is completed.

We may also be subject to litigation related to any failure to complete the Acquisition, which may adversely affect our financial results and financial condition, as well as the price of our common stock, which will cause the value of your investment to decline.

We cannot provide any assurance that the Acquisition will be completed or that there will not be a delay in the completion of the Acquisition. In the event the acquisition agreement is terminated or the Acquisition is materially delayed for any reason, the price of our common stock may decline.

Funding the Acquisition may have a material impact on results of operations and liquidity.

We intend to fund the Acquisition purchase price with a mix of cash, proceeds from the issuance of common stock in this offering, and debt.

The purchase price is significant and funding the purchase price will impact our cash balance and could impact our capacity for future issuances of debt or equity or both, all of which could reduce our flexibility to pursue future acquisitions and other opportunities. In addition, our interest costs following the Acquisition will increase significantly and higher debt levels may make us more vulnerable to general adverse economic conditions. Moreover, while we are currently in the process of amending our existing credit facility to increase the revolving credit facility from $200 million to $300 million, there can be no assurance we will be successful in doing so. If we were unable to increase our availability following consummation of the Acquisition, our liquidity will be significantly constrained.

Our level of indebtedness following the completion of the Acquisition will increase substantially and will effectively reduce the amount of funds available for other business purposes.

As of April 1, 2011, we had approximately $146 million of total debt on a consolidated basis. In connection with the Acquisition, we currently expect to incur up to approximately $188 million of incremental indebtedness to finance the Acquisition. Under certain circumstances, the amount of indebtedness we incur to finance the Acquisition may increase. As a result, we will have at most approximately $12 million of additional available borrowings under our existing credit agreement. While we are currently in the process of amending our existing credit facility, to increase availability, the new facility may contain negative or financial covenants that would limit our operational flexibility beyond the limits imposed under our existing credit facility. In addition, our increased level of indebtedness could reduce funds available for additional acquisitions, capital expenditures or other business purposes, impact our credit ratings, restrict our financial and operating flexibility or create competitive disadvantages compared to other companies with lower debt levels.

We may not be able to successfully integrate WHI into our business as quickly as anticipated or at all and we may not realize anticipated cost savings or benefits on the expected timetable or at all.

This prospectus supplement contains statements regarding our expectations for the integration of WHI. These statements incorporate a number of assumptions and estimates related to the costs and benefits associated with integrating WHI as part of our business. While we believe that these assumptions and estimates are reasonable, our actual financial results may differ substantially. For example, we may not realize any anticipated cost savings or benefits from WHI, or may realize them more slowly than we anticipate, which, in each case, could harm our business, results of operation and cash flow. In addition, we may not be able to fully integrate WHI as quickly as we expect, which would affect the timing of any expected benefits.

Additional risks related to integrating WHI include, but are not limited to: (i) uncertainties related to revenue recognition accounting policies with respect to certain WHI PBM customer contracts and (ii) uncertainties regarding how WHI’s cost structure and operating margins may be affected when WHI is integrated into our business. In addition, a substantial portion of WHI’s business consists of customer contracts which terminate or are subject to renewal before December 31, 2012. We have no assurances that we will be able to retain or renew WHI’s customer contracts.

The financial information we present in this prospectus supplement for WHI is unaudited and incorporates significant assumptions and estimates.

This prospectus supplement contains historical financial information for WHI based on data provided by Walgreens management which are unaudited and have not been reviewed by our independent accountants. We plan to file separate WHI financial statements and pro forma Catalyst financial information giving effect to the WHI acquisition in a Current Report on Form 8-K within the prescribed time period following consummation of the WHI acquisition, as required by SEC rules. However, we cannot assure you that there will not be material differences between the historical financial information for WHI presented in this prospectus supplement and the audited financial statements which we intend to file in a Current Report on Form 8-K. As a result of the foregoing, you should not place undue reliance on the unaudited historical results of WHI included in this prospectus supplement.

The market price of our common stock may decline as a result of the Acquisition.

The market price of our common stock may decline as a result of the Acquisition if, among other things, we are unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of WHI are not realized, or if the transaction costs related to the Acquisition are greater than expected, or if the financing related to the transaction is on unfavorable terms, or if the value of the cash savings attributable to the amortization of goodwill is less than anticipated. The market price also may decline if we do not achieve the perceived benefits of the Acquisition as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Acquisition on our financial results is not consistent with the expectations of financial or industry analysts.

We will incur significant transaction and acquisition-related costs in connection with the Acquisition.

We will incur significant costs in connection with the Acquisition. The substantial majority of these costs will be non-recurring expenses related to the Acquisition, facilities and systems consolidation costs. We may incur additional costs to maintain employee morale and to retain key employees. We will also incur substantial transaction fees and costs related to formulating integration plans. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to more than offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

If the Acquisition does not close, we will have broad discretion to use the proceeds from this offering.

Because the closing of the Acquisition is subject to a number of closing conditions as described above, we cannot assure you that the Acquisition will close. If the Acquisition does not close, our Board of Directors will have significant discretion to allocate the proceeds from this offering to other uses. We have no assurances that we will have opportunities to allocate the proceeds from this offering for other productive uses or that other uses of the proceeds from this offering will result in a favorable return to investors.

If our business continues to grow rapidly and we are unable to manage this growth, our business, results of operations, financial condition and cash flows could suffer.

Our business has grown rapidly since 2000, in part due to acquisitions such as FutureScripts, LLC, inPharmative, Inc. and Total Script, LLC in 2010 and Immediate Pharmaceutical Services, Inc. and HospiScript Services, LLC in 2008. Our total annual PBM revenue increased from $4.9 million in 2000 to $3.8 billion in 2010. Our business strategy is to continue to seek to expand our operations, including through possible acquisitions. If we are unable to finance continued growth, manage future expansion or hire and retain the personnel needed to manage our business successfully, then our business, results of operations, financial condition, cash flows and operating efficiency could be adversely affected. In addition, any future acquisitions could result in the incurrence of additional debt and related interest expense, contingent liabilities, and amortization expenses related to intangible assets, which could have a material adverse effect on our financial condition, operating results, and cash flow.

Our growth in operations has placed significant demands on our management and other resources, which is likely to continue. Under these conditions, it is important for us to retain our existing management and to attract, hire and retain additional highly skilled and motivated officers, managers and employees.

If we are unable to manage potential problems and risks related to future acquisitions, including WHI, our business, results of operations, financial condition and cash flows could suffer.

Part of our growth strategy includes making acquisitions involving new markets and complementary products, services, technologies and businesses. If we are unable to overcome the potential problems and inherent risks related to such future acquisitions, our business, results of operations, financial condition and cash flows could suffer. Our ability to continue to expand successfully through acquisitions depends on many factors, including our ability to identify acquisition prospects and negotiate and close transactions. Even if we complete future acquisitions:

•	we could fail to successfully integrate the operations, services and products of an acquired company;

•

there could be inconsistencies in standards, controls, procedures and policies among the companies being combined or assimilated which would make it more difficult to implement and harmonize company-wide financial reporting, accounting, billing, information technology and other systems;

•	we may experience difficulties maintaining the quality of products and services that acquired companies have historically provided;

•

we could be required to amortize the identifiable intangible assets of an acquired business, which will reduce our net income in the years following its acquisition, and we also would be required to reduce our net income in future years if we were to experience an impairment of goodwill or other intangible assets attributable to an acquisition;

•	we could be exposed to unanticipated liabilities of acquired businesses;

•	our management’s attention could be diverted from other business concerns; and

•	we could lose key employees or customers of the acquired business.

There are risks associated with integrating and operating newly acquired businesses. We can give no assurance that if we do acquire any new business organizations in the future, we will successfully operate and integrate them. Many companies compete for acquisition opportunities in the PBM industry. Most of our competitors are companies that have significantly greater financial and management resources than we do. This may reduce the likelihood that we will be successful in completing acquisitions necessary to the future success of our business.

Risk Related to the Offering

This offering is expected to be dilutive, and there may be future dilution of our common stock, which may adversely affect the market price of our common stock.

Except as described under the heading “Underwriting,” we are not restricted from issuing additional common stock. As part of this offering, we expect to issue 4,500,000 shares of common stock. Giving effect to the issuance of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our expected earnings per share for the year ending December 31, 2011 and possibly future years, particularly if the Acquisition is not consummated. The actual amount of such dilution cannot be determined at this time and will be based on numerous factors.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market in this offering and any future offerings could substantially dilute our shareholders, depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Risks Related to Our Common Stock

The market price of the common stock may be volatile.

We cannot predict how the common stock will trade. From the beginning of 2009 to the end of 2010, the reported high and low sales prices for the common stock ranged from a low of $16.18 per share to a high of $47.21 per share. The market price of the common stock will likely continue to fluctuate in response to a number of factors, including the following, most of which are beyond our control:

•	quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve or affect the Company;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments; and

•	developments related to the pharmaceutical industry.

In addition, the stock markets in general, including the NASDAQ Global Select Market, experience price and trading fluctuations. These fluctuations may result in volatility in the market prices of securities that could be unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of the common stock.

Common stock eligible for future issuance or sale may cause the common stock price to decline.

Issuances or sales of substantial numbers of additional common stock or the perception that such issuances or sales could occur, may cause prevailing market prices for the common stock to decline and may adversely affect the ability to raise additional capital in the financial markets at a time and price favorable to us.

The issuance of preferred shares in the future could adversely affect holders of common stock, which may negatively impact your investment.

Our Board of Directors is authorized to issue additional classes or series of preferred shares without any action on the part of the shareholders. The Board of Directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred shares that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding up of the business and other terms. If we issue preferred shares in the future that have preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected.

PLANNED ACQUISITION OF WALGREENS HEALTH INITIATIVES, INC.

Overview

On March 9, 2011, we announced that we entered into a definitive agreement with Walgreens to acquire Walgreens’ PBM subsidiary, WHI, for aggregate consideration of $525 million in cash. The purchase price may be decreased, both before and after the closing, based on certain indebtedness of WHI and may be increased or decreased after the closing based on the net working capital of WHI.

WHI is a full service PBM providing comprehensive pharmacy benefit management services to employer groups, health plans, individual consumers and Medicare clients nationwide. We believe that the Acquisition will add significant volume, which will improve our purchasing economics and benefit us, our clients and their members. In 2010, WHI processed approximately 88 million prescriptions and covered approximately 11 million lives. Through this Acquisition, we believe we will also gain key strategic assets, including advanced clinical applications and service offerings, enhanced informatics and reporting technologies, complementary operating capabilities, including a leading Medicare Part D platform, and a capable and experienced management team. We believe these strategic assets will improve our competitive position, enable us to attract and win new customers and open up additional market opportunities through new services offerings. At the closing of the Acquisition, we will also enter into a 10-year contract with Walgreens to provide PBM services for Walgreens’ 244,000 employees and retirees, as well as a 10-year agreement to administer the Walgreens Prescription Savings Club, which has approximately 2.4 million members. We expect to integrate the Acquisition within approximately 18 months. Once fully integrated, we expect the Acquisition to generate incremental EBITDA of $75 million per year. The Acquisition is expected to be neutral to modestly accretive to our 2011 earnings, excluding transaction and transition expenses.

Audited historical financial information for WHI is not currently available. We plan to file separate WHI financial statements and pro forma Catalyst financial information giving effect to the Acquisition in a Current Report on Form 8-K within the prescribed time period following consummation of the Acquisition, as required by SEC rules. WHI’s historical revenue is primarily presented on a basis net of pharmacy reimbursement costs. Catalyst’s PBM contracts have historically resulted in revenue being reported on a gross basis in accordance with Accounting Standards Codification (“ASC”) 605-45. We are currently evaluating the appropriate revenue presentation on a prospective basis of the WHI PBM contracts in light of Catalyst’s operating practices. When this evaluation is completed, there may be revenue derived from certain WHI PBM customer contracts that we intend to present on a gross basis which means that we may present a materially higher revenue contribution from such contracts going forward, although this would have no impact on client-level or overall gross profit. Based on Walgreens’ revenue recognition policies, WHI had revenue for the year ended August 31, 2010 of between $87 million and $97 million. The foregoing preliminary estimates are unaudited and are based on data provided to us by Walgreens management. We cannot assure you that these preliminary numbers are accurate. In addition, the historical operating margins of WHI are materially lower than Catalyst’s operating margins. We believe, however, that it is likely that WHI’s historical results reflect corporate allocations and a cost structure that is not indicative of how we intend to ultimately manage the business.

The financial estimates mentioned in the preceding paragraphs are based on our analysis of historical contracts and data provided by Walgreens management, assumptions regarding operating expenses and anticipated contract attrition. We cannot assure you that these estimates will not change and that any changes would not be material.

Catalyst and Walgreens have agreed to make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, with respect to the Acquisition which is expected to provide tax savings over a 15 year period, assuming we generate sufficient taxable income in the future. We estimate the net present value of these savings to us over this period to be between $90 and $110 million, assuming a 9% to 11% discount rate and a 38% to 40% tax rate, assuming we generate sufficient taxable income in the future.

The Acquisition is subject to a number of customary closing conditions and other regulatory approvals that we expect will occur in the second quarter of 2011. We cannot assure you, however, that the Acquisition will close on a timely basis or at all. This offering is not conditioned upon closing of the Acquisition, and the Acquisition is not conditioned upon this offering or any other financing conditions.

The preliminary WHI and estimated financial data included in this Prospectus Supplement has been derived by and is the responsibility of Catalyst’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary WHI and estimated financial data. Further, to the extent the preliminary and estimated financial data relates solely to WHI historical financial periods, PricewaterhouseCoopers LLP may never perform any procedures with respect thereto. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Acquisition Agreement

Purchase Price Adjustments. Under the terms of the Stock Purchase Agreement, the purchase price may be decreased, both before and after the closing, based on certain indebtedness of WHI and may be increased or decreased after the closing based on the net working capital of WHI. The purchase price is also subject to further adjustment based on the continuation of certain client agreements.

Covenants Binding the Parties. The Stock Purchase Agreement includes representations, warranties and covenants including, among others, a covenant by Walgreens and WHI to conduct the business of WHI in the ordinary course until the closing; a covenant by Walgreens and us to enter into a transition services agreement as of the closing; non-competition and non-solicitation arrangements with Walgreens; and customary indemnification obligations. The Stock Purchase Agreement also includes covenants regarding WHI employee matters, including our obligations related to providing certain employee benefits for WHI employees after the closing.

Transition Services Agreement

We or one of our subsidiaries and Walgreens or one of its subsidiaries will enter into one or more transition services agreements pursuant to which the parties will agree to provide goods, services and other support to each other in order to accomplish a separation of WHI and its business from Walgreens’ other businesses while maintaining operating obligations. The goods, services and other support to be provided by the parties will include: (1) information technology services, (2) accounting operations services, (3) audit and compliance services, (4) client relationship and request for proposal services, (5) customer services and (6) facilities, desktop support and telecommunications services.

Acquisition Financing

In connection with and in contemplation of the Acquisition, we have obtained a financing commitment letter from Goldman Sachs Lending Partners LLC, Citigroup Global Markets Inc., SunTrust Bank and Wells Fargo Bank, N.A. to provide financing for the Backstop Credit Facility which would replace our existing credit facility. The Backstop Credit Facility will be used as a backstop in the event that alternative forms of financing, including proceeds from this offering, are not available in sufficient amounts at or prior to such times when we are required to fund the purchase price for the Acquisition.

The Backstop Credit Facility is subject to (i) the satisfactory negotiation, execution and delivery of definitive loan documents, (ii) the consummation of the Acquisition, (iii) no material adverse change with respect to WHI and Walgreens Health Initiatives-IPA, Inc., taken as a whole (iv) the payment of certain fees, costs and expenses and (v) compliance with other customary closing conditions, representations and warranties for facilities of this type. We expect that the Backstop Credit Facility would have substantially similar terms to our existing credit facility.

Sources and Uses

We do not currently intend to draw under the Backstop Credit Facility. Assuming consummation of this offering, we plan to finance the Acquisition through a combination of this offering, amounts available under our existing credit facility and available cash. Our current expectations regarding the financing of the Acquisition are set forth in the following sources and uses table and in “Use of Proceeds.” In addition, in connection with the Acquisition, we are currently in the process of amending our existing credit facility to increase available funds from $200 million to $300 million.

Sources (in millions)		Uses (in millions)
Available Cash	$125	Purchase Price for the Acquisition	$525
Amended Revolving Credit Facility	188	Other Financing Fees and Transaction Expenses (2)	15
Net Offering Proceeds to the Company (1)	227

Total Sources	$540	Total Uses	$540

(1)	Net offering proceeds to the Company based on an offering price to the public of $53.00 per share of common stock after deducting $11 million in estimated underwriting discounts and estimated offering expenses payable by us.
(2)	Reflects an estimate of consulting, financial advisory, legal, travel and other fees and transaction expenses incurred with respect to the Acquisition, the Backstop Credit Facility and the process of amending our existing credit facility.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the common stock will be approximately $227 million (based on an offering price to the public of $53.00 per share of common stock), after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds from the sale of the common stock to fund a portion of the approximately $525 million purchase price for the planned Acquisition, which is expected to close in the second quarter of 2011. We intend to fund the remainder of the acquisition price through a combination of cash on hand and borrowings under our Revolving Credit Facility. See “Sources and Uses” for additional information.

If the planned Acquisition is not completed, we will use the net proceeds from this offering for general corporate purposes, including repayment or refinancing of debt, acquisitions, working capital, capital expenditures, investments in or extensions of credit to our subsidiaries, and repurchases and redemptions of securities. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

We will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholder in this offering.

After this offering, we will have 49,274,660 shares of common stock outstanding. See “Description of Capital Stock” in the accompanying prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2010:

•	on an actual basis;

•

on an as-adjusted basis to give effect to the issuance and sale of the common stock in this offering as if it had occurred on such date based on an offering price of $53.00, after deducting the estimated underwriting discounts and estimated offering expenses payable by us; and

•

on a further adjusted basis to give effect to (i) the application of the net proceeds from this offering and (ii) the financing of the Acquisition through this offering, amounts available under our existing credit facility and available cash.

You should read this table in conjunction with the section of this prospectus supplement entitled “Use of Proceeds” and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2010
	Actual	As Adjusted	As Further Adjusted
	(Unaudited) (In thousands)
Cash and cash equivalents	$157,843	$385,111	$32,843

Long-term debt
Senior secured term loan facility due August 4, 2015 with an average interest rate of 2.02% at December 31, 2010	148,125	148,125	148,125
Revolving credit facility due August 4, 2015 (1)	—	—	188,081

Total debt	148,125	148,125	336,206
Less current maturities	(7,500)	(7,500)	(7,500)

Total long-term debt	$140,625	$140,625	$328,706

Stockholders’ equity
Preferred stock, $0.01 par value, 5,000 shares authorized, none issued	—	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 44,980 shares issued and outstanding (actual); 49,480 shares issued and outstanding (as adjusted and as further adjusted)	450	495	495
Additional paid-in capital	239,699	467,422	467,422
Treasury stock, at cost, 271 at December 31, 2010	(7,791)	(7,791)	(7,791)
Accumulated other comprehensive loss	(30)	(30)	(30)
Retained earnings	305,795	305,795	305,795

Total stockholders’ equity	538,123	765,891	765,891

Total capitalization	$678,748	$906,516	$1,094,597

(1)	Assuming consummation of this offering, we plan to finance the Acquisition through a combination of this offering, $188 million under our existing credit facility and available cash. In addition, in connection with the Acquisition, we are currently in the process of amending our existing credit facility to increase available funds from $200 million to $300 million.

We do not currently intend to draw under the Backstop Credit Facility. Our current expectations regarding the financing of the Acquisition are set forth in the “Planned Acquisition of Walgreens Health Initiatives, Inc.—Sources and Uses” table and “Use of Proceeds.” In addition, in connection with the Acquisition, we are currently in the process of amending our existing credit facility to increase the revolving credit facility from $200 million to $300 million.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on the NASDAQ Global Select Market under the trading symbol “CHSI”. The high and low closing sales prices per share for the periods indicated were as follows:

	High	Low
2009:
First Quarter	$24.41	$16.18
Second Quarter	24.94	19.53
Third Quarter	30.85	23.40
Fourth Quarter	37.05	28.07
2010:
First Quarter	$43.83	$36.56
Second Quarter	45.00	33.67
Third Quarter	43.64	32.28
Fourth Quarter	47.21	34.66
2011:
First Quarter	$56.00	$42.57
Second Quarter (through April 7, 2011)	56.56	53.90

On April 7, 2011, the closing sale price of our common stock on the NASDAQ Global Select Market was $53.90 per share. At the close of business on February 15, 2011, there were 23,907 holders of record of our common stock.

We have never paid a dividend on our common stock and have no present intention on commencing the payment of cash dividends. It is possible that the Board of Directors could determine in the future, based on our financial and other relevant circumstances at that time, to pay dividends.

SELLING STOCKHOLDER

The following table presents information as of March 31, 2011 regarding the beneficial ownership of our common stock by Principal Financial Group, Inc., the parent company of the Selling Stockholder, the shares that the underwriters have agreed to purchase from the Selling Stockholder and the Selling Stockholder’s shares subject to the underwriters’ option to purchase additional shares. In addition, the nature of any position, office or other material relationship the Selling Stockholder has had with us within the past three years is indicated in a footnote to the table. We will not receive any proceeds from the sale of our common stock by the Selling Stockholder.

Beneficial Owner	Beneficial Ownership Prior to this Offering (1)		Number of Shares Offered	Beneficial Ownership After the Offering (1)(2)		Number of Shares to be Sold if Underwriters’ Option to Purchase Additional Shares is Exercised in Full	Beneficial Ownership After the Offering if Underwriters’ Option to Purchase Additional Shares is Exercised in Full (1)(2)
	Number	Percentage		Number	Percentage		Number	Percentage
Principal Financial Group, Inc.(3)	5,653,392	12.6%	1,000,000	4,653,392	9.4%	1,825,000	3,828,392	7.8%

(1)	The percentage of shares beneficially owned is based on 44,774,660 shares of common stock outstanding prior to the offering as of March 31, 2011, excluding 316,206 shares issued and held in treasury.
(2)	We have assumed all shares of common stock offered by the Selling Stockholder under this prospectus supplement have been sold and that no additional shares have been acquired by the Selling Stockholder.
(3)	Daniel J. Houston, a director of the Company, is an executive officer of Principal Financial Group, Inc.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S.

HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all the potential U.S. federal income tax consequences relating thereto, nor does it address any tax consequences arising under any state, local or non-U.S. tax laws or any other U.S. federal tax laws, including U.S. federal estate and gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this prospectus supplement. These authorities may change, or be subject to differing interpretations, possibly with retroactive effect, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

This summary is limited to non-U.S. holders that purchase our common stock issued pursuant to this offering and that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a particular non-U.S. holder in light of that holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to non-U.S. holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities, commodities or currencies;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment; and

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS).

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership for U.S. federal income tax purposes. A U.S. person is any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership or other pass-through entity for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership or member in such other entity generally will depend on the status of the partner or member, upon the activities of the partnership or such other entity, and upon certain determinations made at the partner or member level. Accordingly, partnerships and other pass-through entities that hold our common stock and the partners in such partnerships and the members in such other entities are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them.

Distributions on our Common Stock

As described in the section entitled “Dividend Policy,” we have not paid a dividend on our common stock in the past and do not anticipate paying dividends on our common stock in the foreseeable future. If, however, we make cash or other property distributions on our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero. Any remaining amounts will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under the section entitled “— Dispositions of our Common Stock” below.

Except as described in the next paragraph, dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) of the gross amount of the dividends. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business (and, if required by an applicable tax treaty that a non-U.S. holder relies upon, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will generally be exempt from U.S. federal withholding tax on such dividends. To claim the exemption, the non-U.S. holder must furnish a properly executed IRS Form W-8ECI (or applicable successor form) to us or our paying agent prior to the payment of such dividends.

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable tax treaty that a non-U.S. holder relies upon, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dispositions of our Common Stock

Subject to the discussions below regarding backup withholding and foreign entities and accounts, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our common stock constitutes a “United States real property interest” by reason of our status as a “United States real property holding corporation,” which we refer to as a USRPHC, at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for our common stock, and certain other requirements are met.

Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on an net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of all or a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the U.S.).

Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Even if we were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually or constructively, five percent (5%) or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or exchange or the non-U.S. holder’s holding period for such stock. We expect our common stock to continue to be “regularly traded” on an established securities market, although we cannot guarantee it will be so traded. If gain on the sale or other taxable disposition of our stock were subject to taxation under the third bullet point above, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a United States person.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our common stock paid to such holder, the name and address of the recipient, and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply in certain circumstances even if no withholding was required, including in the event that the dividends were effectively connected with the holder’s conduct of a U.S. trade or business or withholding was eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to payments of dividends to a non-U.S. holder of our common stock, provided the non-U.S. holder furnishes the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person that is not an exempt recipient.

Unless a non-U.S. holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with, and the non-U.S. holder may be subject to backup withholding on the proceeds from, a sale or other disposition of our common stock. The certification procedures described in the above paragraph will satisfy these certification requirements as well.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Additional Withholding Tax Relating to Foreign Entities and Accounts

An additional withholding tax will apply to certain types of payments made after December 31, 2012 to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities. Specifically, a 30% withholding tax will be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a non-financial foreign entity after such date, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Prospective investors should consult their tax advisors regarding these rules.

UNDERWRITING

The Company, the Selling Stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	3,102,550
Citigroup Global Markets Inc.	1,438,250
SunTrust Robinson Humphrey, Inc.	479,600
Wells Fargo Securities, LLC	479,600

Total	5,500,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 825,000 shares from the Selling Stockholder to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company and the Selling Stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 825,000 additional shares from the Selling Stockholder.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$2.385	$2.385
Total	$10,732,500	$10,732,500

Paid by the Selling Stockholder

	No Exercise	Full Exercise
Per Share	$2.385	$2.385
Total	$2,385,000	$4,352,625

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $1.3516 per share from the public offering price. If all the shares are not sold at the public offering price, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company, the Selling Stockholder and the directors and executive officers of the Company and the Selling Stockholder have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock of the Company, or any options or warrants to purchase any shares of common stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock of the Company during the period of 90 days from the date of this prospectus supplement, except with the prior written consent of the representative.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares of common stock to the underwriters in connection with this offering;

•	issuances by the Company and the Selling Stockholder pursuant to employee compensation plans existing on the date of the underwriting agreement;

•	issuances by the Company and the Selling Stockholder upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of the underwriting agreement;

•

transfers as a bona fide gift or gifts, provided that the donee or donees thereof agree to the restrictions described in the immediately preceding paragraph, and provided further that no filing by any party under Section 16(a) of the Exchange Act shall be required or made voluntarily in connection with such transfer;

•

transfers to any trust for the direct or indirect benefit of the stockholder or the immediate family of the stockholder, provided that the trustee of the trust agrees to the restrictions described in the immediately preceding paragraph, and provided further that no filing by any party under Section 16(a) of the Exchange Act shall be required or made voluntarily in connection with such transfer, and provided further that any such transfer shall not involve a disposition for value;

•

transfers pursuant to any safe harbor trading plan established by the stockholder pursuant to Rule 10b5-1 under the Exchange Act, so long as the plan exists as of the date of the underwriting agreement;

•

transfers by corporate stockholders of capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the restrictions set forth in the immediately preceding paragraph, and provided further that no filing by any party under Section 16(a) of the Exchange Act shall be required or made voluntarily in connection with such transfer, and provided further that any such transfer shall not involve a disposition for value;

•

transfers in order to satisfy a stockholder’s tax liabilities associated with any vesting of the Company’s equity awards which occurs on either May 31, 2011 or June 3, 2011, provided that the stockholders may only transfer a maximum of 7,500 shares of common stock of the Company in the aggregate, and provided further that such stockholders may only transfer such 7,500 shares beginning on the date 45 days after the date of this prospectus supplement;

•

in the case of the Selling Stockholder, transfers of shares by the Selling Stockholder or any of its affiliates to any affiliate of the Selling Stockholder, provided that the transferee agrees to the restrictions described in the immediately preceding paragraph, and provided further that no filing by any party under Section 16(a) of the Exchange Act shall be required or made voluntarily in connection with such transfer; and

•

securities held by affiliates of the Selling Stockholder in connection with ordinary course (i) proprietary and third party fund and asset management activities, (ii) brokerage and securities trading activities and (iii) financial services and insurance activities.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the Company and the Selling Stockholder in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Company’s common stock. As a result, the price of the Company’s common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement (the “Shares”) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall result in a requirement for the publication by the Company, the selling stockholder or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD

Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the Selling Stockholder; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The Company estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000, all of which will be paid by the Company.

The Company and the Selling Stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company and the Selling Stockholder, including the proposed amendment of our existing credit facility, for which they received or will receive customary fees and expenses. In connection with and in contemplation of the Acquisition, the Company has obtained a financing commitment letter from affiliates of Goldman, Sachs & Co., Citigroup Global Markets Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC to provide the Backstop Credit Facility. In addition, an affiliate of SunTrust Robinson Humphrey, Inc. is the administrative agent and a lender, and an affiliate of Wells Fargo Securities, LLC is a lender under the Company’s existing credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF COMMON STOCK

Unless otherwise indicated in a supplement to this prospectus, Latham & Watkins LLP will pass upon the validity of the securities for the Company. Davis Polk & Wardwell LLP, New York, New York, is passing upon certain legal matters for the underwriters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of FutureScripts, LLC and

inPharmative, Inc. that the Company acquired during 2010 of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of FutureScripts, LLC and FutureScripts Secure, LLC as of and for the year ended December 31, 2009, incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference herein. Such financial statements have been incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. With respect to the unaudited interim financial information for the six month periods ended June 30, 2010 and 2009 which is incorporated herein by reference, Deloitte & Touche LLP, an independent accounting firm, have applied limited procedures in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants for a review of such information. However, as stated in their reports included in the Company’s Form 8-K dated April 4, 2011 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

Catalyst Health Solutions, Inc.

Debt Securities

Preferred Stock

Common Stock

Catalyst Health Solutions, Inc. (the “Company”) or certain selling securityholders may offer from time to time in one or more classes or series, together or separately:

•	debt securities;

•	preferred shares;

•	common stock; or

•	any combination of these securities.

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “CHSI.”

We will provide specific terms of any securities that we offer for sale in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a term sheet.

Before you invest in our securities, you should read this prospectus, any prospectus supplement, as well as the risks described in the documents incorporated by reference and you should consider carefully the risk factors beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 4, 2011.

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we or the selling securityholders may from time to time sell, in one or more offerings, our common stock or we may from time to time sell, in one or more offerings, our:

•	debt securities, in one or more series, which may be senior debt securities or subordinated debt securities;

•	preferred stock; or

•	any combination of these securities.

This prospectus provides you with a general description of the securities we or the selling securityholders may offer. Each time we or the selling securityholders use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the applicable prospectus supplement and any applicable pricing supplement, in addition to the information described under the heading “Where You Can Find More Information.”

Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, contain additional information about us and the securities we may offer under this prospectus. You can read the registration statement on the SEC’s Web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

All references to “Catalyst Health Solutions, Inc.,” “Catalyst” and the “Company” in this prospectus refer to Catalyst Health Solutions, Inc. and its consolidated subsidiaries, unless, in each case, the context clearly indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains a Web site that contains reports, proxy statements and other information that we electronically file. The address of the SEC’s Web site is http://www.sec.gov. We maintain a Web site at http://www.chsi.com. We have not incorporated by reference into this prospectus or any accompanying prospectus supplement the information in, or that can be accessed through, our Web site, and you should not consider it to be part of this prospectus or any accompanying prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information that we have filed with the SEC. The information that we incorporate by reference into this prospectus is an important part of this prospectus. This also means that we can disclose important information to you by referring you to those documents. Any statement in a document we incorporate by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be part of this prospectus, except as modified or superseded.

We incorporate by reference the information contained in the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 25, 2011;

•	our Current Report on Form 8-K, filed with the SEC on March 14, 2011;

•	our Current Report on Form 8-K, filed with the SEC on April 4, 2011; and

•	our Registration Statement on Form 8-A, filed with the SEC on December 10, 1999.

We also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until all the securities offered by this prospectus have been issued, as described in this prospectus; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or corresponding information furnished under item 9.01 or included as an exhibit, unless otherwise indicated.

You may request a copy of any filings referred to above (excluding exhibits not specifically incorporated by reference into the filing), at no cost, by contacting us in writing or by telephone (301-548-2900) at the following address: Catalyst Health Solutions, Inc., 800 King Farm Boulevard, Rockville, Maryland 20850. Attn: Corporate Secretary.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus may contain certain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.

The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. These forward-looking statements may include statements addressing our operations and our financial performance. Readers are cautioned not to place undue reliance on these forward-looking statements, which, among other things, speak only as of their dates. These forward-looking statements are based largely on our current expectations and are based on a number of risks and uncertainties, including, without limitation, (i) general adverse economic conditions; (ii) changes in governmental laws and regulations; (iii) our ability to compete effectively in the pharmacy benefit management industry; (iv) our relationships with key clients, pharmacy network affiliations and various pharmaceutical manufacturers and rebate intermediaries; (v) changes in industry pricing benchmarks; (vi) uncertainties relating to the transition and integration of completed and future acquisitions and/or expansion; (vii) our expectation for consummation of pending acquisitions and the realization of associated benefits of recent and pending acquisitions; (viii) our current level of indebtedness and any future indebtedness we may incur; (ix) disruption in our operations; (x) unanticipated changes in our ability to execute our growth strategy; (xi) insufficient insurance coverage to cover costs associated with litigation; (xii) the risk that we are not able to achieve the financial performance or cost savings from the WHI acquisition contemplated by management and (xiii) those risks identified in this prospectus under the heading “Risk Factors,” in the prospectus supplement and in the documents incorporated by reference into this prospectus and the prospectus supplement.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Our actual results may vary materially from those anticipated in such forward-looking statements as a result of many factors, and there are no guarantees with respect to our performance. We undertake no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this prospectus. Readers are urged to carefully review and consider the various disclosures made in this prospectus and in our other filings with the SEC that attempt to advise interested parties of the risks and factors that may affect our business.

THE COMPANY

We are a full-service pharmacy benefit management company built on strong, innovative principles in the management of prescription drug benefits, and our client-centered philosophy contributes to our industry-leading customer service and client retention rates. We provide our clients access to a contracted, non-exclusive national network of pharmacies and provide our clients and their members with timely and accurate benefit adjudication, while controlling pharmacy spending trends through customized plan designs, clinical programs, physician orientation programs, and member education.

Our principal executive offices are located at 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850. Our telephone number is 301-548-2900. We were incorporated in Delaware in 1999.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	27.6x	44.2x	40.6x	50.8x	33.9x

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes and equity earnings from affiliates plus fixed charges. Fixed charges include interest expense and our estimate of the interest component of rent expense.

As of the date of this prospectus, we had no preferred stock outstanding.

RISK FACTORS

Our business faces significant risks. Before you invest in any of our securities, in addition to the other information in this prospectus and in the accompanying prospectus supplement, you should carefully consider the risks and uncertainties identified in our reports to the SEC incorporated by reference into this prospectus and the accompanying prospectus supplement, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. See “Where You Can Find More Information.” These risks may not be the only risks we face. Additional risks that we do not yet know of or that we currently believe are immaterial or are based on assumptions that are later determined to be inaccurate also may impair our business. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, the net proceeds from the sale of our securities after estimated expenses will be used for general corporate purposes, which may include repayment or refinancing of debt, financing acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose. If we identify any specific use for the net proceeds from the sale of our securities, we will describe such use in the accompanying prospectus supplement. We will not receive any of the proceeds from sales of securities by selling securityholders, if any, pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our amended and restated certificate of incorporation, referred to as the certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Our Board of Directors has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our Board has the power, consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

Outstanding Capital Stock

As of March 31, 2011, our issued and outstanding stock consisted of 45,090,866 shares, of which:

•	44,774,660 were outstanding common stock; and

•	316,260 were issued and held in treasury.

In addition, 2,513,966 shares were reserved for issuance under equity incentive plans.

As of March 31, 2011, we had no outstanding preferred stock.

Terms of Our Capital Stock

The following summary of the terms of our common stock is not meant to be complete and is qualified by reference to our certificate of incorporation and our amended and restated by-laws, referred to as the by-laws.

Common Stock

Holders of common stock are entitled to vote on all matters to be submitted for a vote of the stockholders. Our certificate of incorporation does not provide preemptive rights. Our certificate of incorporation does not provide for cumulative voting for the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. All outstanding shares of common stock are, and the shares to be sold in this offering when issued and paid for will be, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of common stock will be entitled to share ratably in our assets remaining after payment or provision for payment of all of our debts and obligations and liquidation payments to holders of outstanding shares of preferred stock.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CHSI.”

Preferred Stock

Shares of preferred stock may be issued by the Company in series with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

For any series of preferred shares that we may issue pursuant to this prospectus, our Board of Directors will determine and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;

•

the rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such series;

•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of its affairs;

•	the voting powers, if any, of the holders of shares of such series;

•	any provisions relating to the redemption of the shares of such series;

•	whether and upon what terms a sinking fund will be used to purchase or redeem the shares;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	any conditions or restrictions on our ability to issue additional shares of such series or other securities; and

•	any other relative powers, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of the preferred stock. However, any or all of these rights may be greater than the rights of our common stock and effects of the issuances of any preferred stock might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

When we issue preferred shares under this prospectus and any applicable prospectus supplement, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

Anti-Takeover Effects

Provisions of our certificate of incorporation and bylaws summarized in the following paragraphs may be deemed to have anti-takeover effects. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management more difficult. The following description of certain of the provisions of our certificate of incorporation and bylaws is necessarily general, and reference should be made in each case to our certificate of incorporation and bylaws, which are incorporated herein by reference. See “Where You Can Find More Information” as to how to obtain a copy of these documents.

Classified Board of Directors

Our certificate of incorporation provides that, at any time that we have more than one director, the Board of Directors will be divided into two or three classes of directors as determined by the Board of Directors, as nearly equal in number as is reasonably possible. Our bylaws provide that, at any time that we have more than two directors, the directors, other than those who may be elected by the holders of any class or series of Preferred Stock, will be divided into three classes. The directors will serve staggered terms, with each director to hold office until his or her successor shall have been duly elected and qualified. Our certificate of incorporation does not provide for cumulative voting for the election of directors.

We believe that a classified Board of Directors will help to assure the continuity and stability of our Board of Directors and business strategies and policies as determined by our Board of Directors, since a majority of the directors at any given time will have had prior experience as directors of the company. We believe that this, in turn, will permit our Board of Directors to more effectively represent the interests of stockholders.

With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Board of Directors. As a result, a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the common stock because such provision could operate to prevent obtaining control of the Board of Directors in a relatively short period of time. The classification provision could also have the effect of discouraging a third party from making a tender offer or otherwise attempt to obtain control of us. Under the Delaware General Corporate Law, unless the certificate of incorporation otherwise provides, and ours does not, a director on a classified board may be removed by the stockholders of the corporation only for cause.

Amendment of Certificate of Incorporation and Bylaws

Amendments to our certificate of incorporation must be approved by a majority vote of our Board of Directors and also by a majority of our outstanding shares of voting stock; provided, however, that an affirmative vote of at least 66 2/3% of our outstanding voting stock entitled to vote is required to amend or to repeal certain provisions of our certificate of incorporation, including the provisions relating to the number and classification of directors, director and officer indemnification by the Company and certain amendments of our certificate of incorporation and bylaws. Our bylaws may be amended by our Board of Directors, or by a vote of 66 2/3% of the total votes eligible to be voted by our stockholders at a duly constituted meeting of stockholders.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of our Board or a committee thereof, of candidates for election as directors and with regard to other matters to be brought by stockholders before an annual meeting of our stockholders. The nomination procedure requires that a stockholder give 90 days advance written notice, in proper form, of a planned nomination for our Board of Directors to our Secretary. The requirements as to the form and timing of that notice are specified in our bylaws. If the Chairman of our Board of Directors determines that a person was not nominated in accordance with the nomination procedure, such person will not be eligible for election as a director. Also, a stockholder seeking to have any business conducted at an annual meeting must give 90 days advance written notice, in proper form, to our Secretary. The requirements as to the form and timing of that notice are specified in our bylaws. If the Chairman of our Board of Directors determines that the other business was not properly brought before such meeting in accordance with this procedure, that business will not be conducted at that meeting.

Although our bylaws do not give our Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, our bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us, even if the conduct of such solicitation or such attempt might be beneficial to us and our stockholders.

Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law (“DGCL”) which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder, as defined below, for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, our Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after such date, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. We have not opted out of Section 203 of the DGCL.

Limitations on Liability and Indemnification of Directors and Officers

Limitations on Liabilities

Our certificate of incorporation contains a provision eliminating or limiting director liability to us and our stockholders for monetary damages arising from acts or omissions in the director’s capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on our Board of Directors protection against awards of monetary damages resulting from breaches of their fiduciary duty, except as indicated above. As a result of this provision, our ability or that of one of our stockholders to successfully prosecute an action against a director for a breach of his fiduciary duty is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The Securities and Exchange Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.

Indemnification

Our certificate of incorporation provides for mandatory indemnification rights to the maximum extent permitted by applicable law, subject to limited exceptions, to any of our directors or officers who, by reason of the fact that he or she is a director or officer, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director or officer in advance of the final disposition of such proceeding in accordance with the applicable provisions of Delaware General Corporation Law. We may from time to time agree to provide similar indemnifications to certain employees and other agents.

We also maintain directors’ and officers’ liability insurance.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock will be American Stock Transfer & Trust Company, New York, New York.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and a trustee to be named. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Catalyst,” “we,” “our” or “us” refer to Catalyst Health Solutions, Inc., excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in a resolution of our Board of Directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal of and premium, if any, on the debt securities;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, premium, if any, and interest on the debt securities will be payable;

•	the price or prices and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities (Section 2.2); and

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series.

In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the resolution of our Board of Directors, the officer’s certificate or supplemental indenture related to that series of debt securities, as applicable, and will be described in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of ordinary shares or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or the Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than Catalyst) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•

immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Notwithstanding the above, any subsidiary of Catalyst may consolidate with, merge into or transfer all or part of its properties to Catalyst. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium, if any, on any debt security of that series when due and payable;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of Catalyst; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. Dollars:

•

direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•

obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 10.10)

SELLING SECURITYHOLDERS

If the registration statement of which this prospectus forms a part is used by any selling securityholder for the resale of any securities registered thereunder pursuant to a registration rights agreement between us and such selling securityholder or otherwise, information about such selling securityholder, its beneficial ownership of our securities and its relationship with us will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference into such registration statement.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the securities covered by this prospectus in any of the following methods:

•	through underwriters, dealers or remarketing firms;

•	directly to one or more purchasers, including to a limited number of institutional purchasers;

•	through agents; or

•	through a combination of any of the methods of sale.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act. Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

Sale Through Underwriters

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Direct Sales

The securities may be sold directly by the Company or selling securityholders. In the case of securities sold directly by the Company or selling securityholders, no underwriters or agents would be involved.

Sale Through Agents

The securities may be sold through agents designated by the Company or selling securityholders from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

General Information

The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include among other things:

•	the type of and terms of the securities offered;

•	the price of the securities;

•	the proceeds to the Company or the selling securityholders from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the name of any underwriters, dealers, remarketing firms or agents and the amount of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from the Company or the selling securityholders;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us or the selling securityholders to indemnification by the Company or by the selling securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof.

Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, all securities offered by this prospectus, other than shares of our common stock, which are listed on the NASDAQ Global Select Market, will be new issues with no established trading market. We may elect to list any series of securities on an exchange, and in the case of our common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

VALIDITY OF SECURITIES

Unless otherwise indicated in a supplement to this prospectus, Latham & Watkins LLP will pass upon the validity of the securities for the Company. If the offered securities are distributed in an underwritten offering or through agents, certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of FutureScripts, LLC and inPharmative, Inc. that the Company acquired during 2010 of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of FutureScripts, LLC and FutureScripts Secure, LLC as of and for the year ended December 31, 2009, incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference herein. Such financial statements have been incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. With respect to the unaudited interim financial information for the six month periods ended June 30, 2010 and 2009 which is incorporated herein by reference, Deloitte & Touche LLP, an independent accounting firm, have applied limited procedures in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants for a review of such information. However, as stated in their reports included in the Company’s Form 8-K dated April 4, 2011 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

5,500,000 Shares

Catalyst Health Solutions, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

Citi

SunTrust Robinson Humphrey

Wells Fargo Securities